EXHIBIT 4.1
SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 15, 2025, is among Western Midstream Operating, LP (the “New Issuer”), as successor to Aris Water Holdings, LLC (the “Original Issuer”), and Computershare Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H:
WHEREAS, the Original Issuer, the Guarantors party thereto and the Trustee have heretofore executed and delivered an indenture (the “Indenture”), dated as of March 25, 2025, providing for the issuance of the Original Issuer’s 7.250% Senior Notes due 2030 (the “Notes”);
WHEREAS, on October 15, 2025, the Original Issuer and the New Issuer entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Original Issuer merged with and into the New Issuer, with the New Issuer continuing as the surviving entity;
WHEREAS, Section 5.01 of the Indenture provides that the Original Issuer may, among other things, merge with or into another Person if, among other things, (a) the Person formed by or surviving such consolidation or merger (if other than the Original Issuer) is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Original Issuer) assumes all the obligations of the Original Issuer under the Notes and the Indenture pursuant to a supplemental indenture, (c) immediately after such transaction, no Default or Event of Default exists, (d) the Person surviving such consolidation or merger (if other than the Original Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Reference Period, meet certain financial tests, and (e) the Original Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture (if any) comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied and that such supplement indenture (if any) constitutes the legal, valid and binding obligation of the surviving entity or the successor corporation, subject to customary exceptions;
WHEREAS, pursuant to Section 9.01(3) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the parties hereto desire to enter into this Supplemental Indenture to evidence the assumption by the New Issuer of all of the obligations of the Original Issuer under the Notes and the Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
Definitions
Section 1.01. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE II
New Issuer
Section 2.02. Assumption of Obligations of New Issuer. The New Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to any and all Obligations under the Notes and the Indenture on the terms of, and subject to the conditions set forth in, the Indenture and all other obligations of the Original Issuer under the Notes and the Indenture as if it were the Original Issuer thereunder (so that from and after the date hereof, the provisions of the Notes and the Indenture referring to the Original Issuer (in each case, referred to as the “Company” therein) shall instead refer to the New Issuer).
ARTICLE III
Miscellaneous
Section 3.01. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
Section 3.02. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Any signature to this Supplemental Indenture or any notice or other document delivered in connection herewith may be delivered by any electronic signature complying with the Electronic Signatures in Global and National Commerce Act, the New York Electronic Signature and Records Act or any other similar state laws based on the Uniform Electronic Transaction Act, or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.
Section 3.03. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEW ISSUER: WESTERN MIDSTREAM OPERATING, LP By: Western Midstream Operating GP, LLC, its general partner

By:	/s/ Kristen S. Shults
Name: Kristen S. Shults
Title: Senior Vice President and Chief Financial Officer

TRUSTEE:
COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Chriss Reichow
Vice President

[Signature Page to Supplemental Indenture]